Exhibit 10.2

RESTRICTED STOCK UNIT CANCELLATION AND RELEASE AGREEMENT

This RESTRICTED STOCK UNIT CANCELLATION AND RELEASE AGREEMENT (this “Agreement”) is entered into by and between Talos Energy Inc., a Delaware corporation (the “Company”) and Joseph A. Mills (the “Executive”), effective as of November 1, 2024 (the “Effective Date”).

WHEREAS, the Executive was granted 12,510 restricted stock units (“RSUs”) on April 24, 2024 as an annual equity retainer for his service as a non-employee director on the board of directors of the Company (the “Board”) pursuant to the terms and conditions of a restricted stock unit grant notice and award agreement (the “Award Agreement”) and the Amended and Restated Talos Energy Inc. 2021 Long Term Incentive Plan, with such RSUs scheduled to vest on March 5, 2025;

WHEREAS, the Executive was appointed as interim President and Chief Executive Officer of the Company on August 29, 2024;

WHEREAS, in connection with his appointment, the compensation committee (the “Committee”) of the Board wishes to cancel a portion of the RSUs equal to the amount that would have been applicable to his service as a non-employee director on the Board from August 29, 2024 to December 31, 2024 and, in consideration for such cancellation, provide Executive with separate compensation as interim President and Chief Executive Officer of the Company; and

WHEREAS, Section 16 of the Award Agreement provides that the Committee may amend the Award Agreement from time to time, provided that if such amendment materially reduces the rights of the Executive it shall only be effective if it is in writing and signed by both the Executive and an authorized officer of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

CANCELLATION OF RESTRICTED STOCK UNITS

1.1 Cancellation of RSUs. The Executive hereby agrees and consents to the cancellation and termination of 4,273 RSUs under the Award Agreement (the “Subject RSUs”), and the Executive shall have no further rights or obligations with respect to the Subject RSUs, or with respect to any Company Common Stock that could have been issued upon settlement of the Subject RSUs. For the avoidance of doubt, 8,237 RSUs shall remain outstanding under the Award Agreement and, subject to Executive’s continued service on the Board, vest March 5, 2025.

1.2 Consideration. In exchange for the Executive’s agreement to cancel the Subject RSUs and the release of claims set forth in Section 1.3, the Company provided Executive with compensation as Interim President and Chief Executive Officer of the Company.

1.3 Release.

(a) Effective as of the Effective Date, the Executive, for the Executive and the Executive’s successors and assigns forever, does hereby unconditionally and irrevocably compromise, settle, remise, acquit and fully and forever release and discharge the Company, its affiliates and each of their respective successors, assigns, parents, divisions, subsidiaries, and affiliates, and their present and former officers, directors, employees and agents (collectively, the “Released Parties”) from any and all claims, counterclaims, set-offs, debts, demands, choses in action, obligations, remedies, suits, damages and liabilities in connection with the Subject RSUs (collectively, the “Releaser’s Claims”), whether now known or unknown or suspected or claimed, whether arising under common law, in equity or under statute, which the Executive or the Executive’s successors or assigns ever had, now have, or in the future may claim to have against the Released Parties and which may have arisen at any time on or prior to the Effective Date; provided that this Section 1.3(a) shall not apply to any of the obligations or liabilities of the Released Parties arising under or in connection with this Agreement.

(b) The Executive covenants and agrees never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against the Released Parties any action or other proceeding based on any of the released Releaser’s Claims which may have arisen at any time on or prior to the Effective Date.

1.4 Further Assurances. Each party to this Agreement agrees that it will perform all such further acts and execute and deliver all such further documents as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement.

MISCELLANEOUS

1.5 Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

1.6 Parties Bound. The terms, provisions, representations, warranties, covenants, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns.

1.7 Execution. This Agreement may be executed in two or more counterparts (including facsimile or portable document (“.pdf”) counterparts), all of which taken together shall constitute one instrument. The exchange of copies of this Agreement and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or .pdf shall be deemed to be their original signatures for any purpose whatsoever.

1.8 Entire Agreement. This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and that any agreement, statement or promise that is not contained in this Agreement shall not be valid or binding or of any force or effect.

1.9 Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware without regard to conflicts of law principles thereof.

1.10 Jurisdiction and Venue. Any judicial proceedings brought by or against any party on any dispute arising out of this Agreement or any matter related thereto shall be brought in the state or federal courts located in Houston, Texas, and, by execution and delivery of this Agreement, each of the parties accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement after exhaustion of all appeals taken (or by the appropriate appellate court if such appellate court renders judgment).

1.11 Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Executive, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith. Notice to the Company shall be addressed and delivered as follows:

Talos Energy Inc.

Attn: Executive Vice President and General Counsel

333 Clay Street, Suite 3300

Houston, Texas 77002

Notice to the Executive shall be addressed and delivered to the address listed in the Company’s payroll records.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the 1st day of November, 2024.

TALOS ENERGY INC.

By:	/s/ William S. Moss III
Name:	William S. Moss III
Title:	Executive Vice President, General Counsel and Secretary

Accepted and Agreed:

EXECUTIVE

/s/ Joseph A. Mills
Name: Joseph A. Mills

SIGNATURE PAGE TO

RSU CANCELLATION AND RELEASE AGREEMENT